NSAR ITEM 77C


Van Kampen American Capital Income Trust


(a)     An Annual Meeting of Shareholders was held on October 29, 1996.


(b) The election of Trustees of Van Kampen American Capital Income Trust (the "Fund") included:


        Stephen R. Gross

        Alan G. Merten, Ph.D.

        F. Robert Paulsen, Ph.D.

        Don G. Powell


(c)     The following were voted on at the meeting:


        1) Approval of New Investment Advisory Agreement in the event of a change of control of the Adviser.

               For     9,827,700               Against     153,739


        3)     Election of Trustees


               Stephen R. Gross        For 10,497,208     Withheld 166,708

               Alan G. Merten, Ph.D    For 10,497,708     Withheld 166,208

               F. Robert Paulsen, Ph.D For 10,498,708     Withheld 165,208

               Don G. Powell           For 10,501,366     Withheld 162,550


        4) To Ratify the Selection of Ernst & Young LLP as Independent Auditors for its Current Fiscal Year.

               For     10,471,639               Against     55,597